Exhibit 3(i)

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF QNB CORP.

Article I.     Name

1.1     The name of the Corporation is QNB Corp.

Article II.     Location

2.1     The location and post office of the initial registered office of the Corporation in the Commonwealth of Pennsylvania is Third and West Broad Streets, Quakertown, Pennsylvania 18951.

Article III.     Purpose

3.1     The corporation is incorporated under the Business Corporation Law of the Commonwealth of Pennsylvania for the purposes of conducting any lawful act concerning any or all lawful business for which a corporation may be incorporated under the provisions of the Business Corporation Law.

Article IV.     Term

4.1     The term for which the Corporation is to exist is Perpetual.

Article V.     Shares

5.1     The aggregate number of shares which the corporation shall have authority to issue is 10,000,000 shares of Common Stock par value of $0.625 per share. Shares of authorized capital stock may be issued from time to time as and when the Board of Directors shall determine and for such consideration as may be fixed from time to time by the Board of Directors, except that no stock may be issued for less than the par value thereof in the case of stock with par value.

Article VI.     No Preemptive Rights - No Cumulative Voting.

A.     No holder of shares of any class of stock of the Corporation shall have any preemptive or preferential right to subscribe for, purchase or otherwise acquire or receive any shares of any class of stock hereafter issued by the Corporation, whether now or hereafter authorized, or any shares of any class of stock of the Corporation now or hereafter acquired and held by the Corporation as treasury stock and subsequently reissued and sold or otherwise disposed of, or any bonds, certificates of indebtedness, notes or any other securities convertible into or exchangeable for, or any warrants or rights to purchase or otherwise acquire, any shares of any class of stock of the Corporation, whether now or hereafter authorized.

B.     At each election of directors every shareholder entitled to vote at such election shall have the right to vote the number of shares owned by him for as many persons as there are directors to be elected and for whose election he has a right to vote. Cumulative Voting shall not be allowed.

Article VII.     Business Combinations

A.     The affirmative vote of the holders of not less than seventy-five percent (75%) of the outstanding shares of stock of the Corporation then entitled to vote shall be required for the approval or authorization of any "Business Combination" (as hereinafter defined). Such seventy-five percent (75%) voting requirement shall not be applicable if:

1.     the Board of Directors of the Corporation has by a majority vote of the members of the Board then in office (a) given prior approval to the acquisition by the "Related Person" (as hereinafter defined) involved in the Business Combination of 20% or more of the outstanding shares of Common Stock of the Corporation, the acquisition of which resulted in such person, corporation or other entity becoming a Related Person or (b) approved the Business Combination prior to the time that the person, corporation or other entity involved in the Business Combination shall have become a Related Person; or

2.     the Business Combination involves solely the Corporation and a Subsidiary, none of whose stock is beneficially owned by a Related Person (other than Beneficial Ownership arising solely because of the control of the Corporation), provided that if the Corporation is not the surviving company, each stockholder of the Corporation receives the same type of consideration in such transaction in proportion to his stockholdings, the provisions of Article V, and Articles VII and VIII of the Corporation's Articles of Incorporation are continued in effect or adopted by such surviving company as part of its articles of incorporation or certificate of incorporation, as the case may be, and such articles or certificate have no provisions inconsistent with such provisions, and the provisions of the Corporation's By-Laws are continued in effect or adopted by said surviving company.

B.     The Board of Directors of the Corporation, when evaluating any offer of another party to (a) make a tender or exchange offer for any equity security of the Corporation, (b) merge or consolidate the Corporation with another corporation, or (c) purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation may consider, in connection with the exercise of its judgment in determining what is the best interest of the Corporation and its stockholders, including without limitation, (i) the social and economic effects on the employees, customers, and other constituents of the Corporation and its subsidiaries and on the communities in which the Corporation and its subsidiaries operate or are located; (ii) the desirability of the Corporation continuing as an independent entity; and (iii) such other factors as the Board of Directors shall deem relevant.

C.     For purposes of this Article VII the following defined terms shall have the following meanings:

1.     The term "Business Combination" shall mean (a) any merger or consolidation of the Corporation or a Subsidiary with or into a Related Person, (b) any sale, lease, exchange, transfer or other disposition, including without limitation, a mortgage or any other security device of all or any substantial part of the assets of the Corporation (including without limitation any securities of a Subsidiary) or of a Subsidiary, to a Related Person, (c) any merger or consolidation of a Related Person with or into this Corporation or a Subsidiary, (d) any sale, lease, exchange, transfer or other disposition of all or any substantial part of the assets of a Related Person to this Corporation or a Subsidiary, (e) the issuance of any securities of this Corporation or a Subsidiary to a Related Person, (f) the acquisition by the Corporation or a Subsidiary of any securities of a Related Person, (g) any reclassification of Voting Stock of the Corporation, or any recapitalization involving Voting Stock of the Corporation, consummated within five years after a Related Person becomes a Related Person, (h) any loan or other extension of credit by the Corporation or a Subsidiary to the Related Person or any guarantees by the Corporation or a Subsidiary of any loan or other extension of credit by any person to a Related Person, and (i) any agreement, contract or other arrangement provided for any of the transactions described in this definition of Business combination.

2.     The term "Related Person" shall mean and include any individual, corporation, partnership or other person or entity which, together with its "affiliates" and "associates", (as those terms are hereinafter defined) is the beneficial owner, directly or indirectly, of 20% or more in the aggregate of the outstanding shares of the Corporation's stock entitled to vote at the election of directors of the Corporation.

3.     For purposes of this Article VII any corporation, person or other entity shall be deemed to be the beneficial owner of any shares of stock of the Corporation, (i) which it owns directly, whether or not of record, or (ii) which it has the right to acquire pursuant to any agreement or understanding or upon exercise of conversion rights, warrants or options or otherwise, whether or not presently exercisable, or (iii) which are beneficially owned, directly or indirectly (including shares deemed to be owned through application of clause (ii) above), by an "affiliate" or "associate" as those terms are defined herein, or (iv) which are beneficially owned, directly or indirectly by any other corporation, person or entity (including any shares which such other corporation, person or entity has the right to acquire pursuant to any agreement or understanding or upon exercise of conversion rights, warrants or options or otherwise, whether or not presently exercisable) with which it or its "affiliate" or "associate" has any agreement or arrangement or understanding for the purpose of acquiring, holding, voting or disposing of stock of this Corporation.

4.     For the purposes of this Article VII, the term "affiliate" shall mean any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such corporation, person or other entity. The term "control" (including the terms "controlling", "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a corporation, person or other entity, whether through the ownership of voting securities, by contract, or otherwise.

5.     For purposes of this Article VII, the term "associate" shall mean (i) any corporation or organization (other than the Corporation or a majority-owned subsidiary of this Corporation) of which such corporation, person or entity is an officer or partner or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity securities, (ii) any trust or other estate in which such corporation, person or other entity has a substantial beneficial interest or as to which such corporation, person or other entity serves as a trustee or in a similar fiduciary capacity, and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same house as such person or who is a director or officer of this corporation or any of its subsidiaries.

6.     The Board of Directors shall have the power and duty to determine for the purposes of this Article VII on the basis of information known to the Board of Directors of this Corporation, whether

(i)     such other corporation, person or other entity beneficially owns more than 20% in number of shares of the outstanding shares of the Corporation entitled to vote in elections of directors, and

(ii)     a corporation, person or other entity is an "affiliate" or "associate" (as defined above) of another.

Any such determination shall be conclusive and binding for all purposes of this Article VII.

7.     The term "Substantial Part" shall mean more than ten percent (10%) of the total assets of the person or entity in question, as of the end of its most recent fiscal year ending prior to the time the determination is being made.

8.     The term "Subsidiary" shall mean any corporation or other entity more than 50% of the stock of which is Beneficially owned by the Corporation.

Article VIII.     Amendments of Articles of Incorporation

8.1     These Articles of Incorporation may be amended, subject to the provisions of the laws of the Commonwealth of Pennsylvania, at any regular or special meeting of the shareholders for which adequate notice has been given, by the affirmative vote of the holders of the majority of the outstanding shares of stock of the Corporation then entitled to vote, provided however that Article V, Article VII and this Article VIII of the Articles of Incorporation may be amended only by the affirmative vote of the holders of seventy-five percent (75%) of the outstanding shares of stock of the Corporation then entitled to vote at a special meeting called for that purpose.

Article IX.     Director Liability

A.     Director's Personal Liability. A director of the corporation shall not be personally liable for monetary damages for any action taken, or any failure to take any action, provided however, that this provision shall not eliminate or limit the liability of a director to the extent that such elimination or limitation of liability is expressly prohibited by the Pennsylvania Directors' Liability Act as in effect at the time of the alleged action or failure to take action by such director.

B.     Preservation of Right. Any repeal or modification of this Article by the shareholders of the corporation shall not adversely affect any right or protection existing at the time of such repeal or modification to which any director or former director may be entitled under this Article. The rights conferred by this Article shall continue as to any person who has ceased to be director of the corporation and shall inure to the benefit of the heir, executors and administrators of such person.